 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 16, 2016

STAAR Surgical Company
__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	0-11634	95-3797439
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1911 Walker Ave, Monrovia, California		91016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	626-303-7902

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 16, 2016, Broadwood Partners, L.P. and certain affiliates (collectively, “Broadwood”) filed Amendment No. 20 to a joint Schedule 13D reporting that, as of February 11, 2016, Broadwood beneficially owned 10,443,570 shares of the common stock of STAAR Surgical Company (the Company”), representing 26.2% of the Company’s outstanding common stock based on shares outstanding as of October 23, 2015. This level of ownership by Broadwood constituted a “Change in Control” under the Company’s 2003 Amended and Restated Omnibus Equity Incentive Plan, as amended from time to time (the “Plan”), and resulted in the immediate vesting of all unvested equity awards outstanding under the Plan. As a result of the acceleration event, 1,629,680 stock options became immediately exercisable and 491,651 restricted shares and restricted stock units became fully vested. The Company anticipates the non-cash expense attributed to this event will be approximately $6.9 million and will be recorded in the first quarter of 2016. Approximately $3.7 million of the $6.9 million of accelerated charges would have been recognized for stock-based compensation by the Company during the course of fiscal year 2016. The Company will further address the equity acceleration during its earnings call scheduled for March 2, 2016.

All statements in this Form 8-K that are not statements of historical fact are forward-looking statements, including statements regarding the non-cash expense resulting from the acceleration event, and any statements of assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 2, 2015, under the caption “Risk Factors”, which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

February 17, 2016	By:	/s/ Caren Mason
Caren Mason
President and Chief Executive Officer